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                                                            EXHIBIT 11

                            IDX SYSTEMS CORPORATION
                     SCHEDULES OF NET INCOME PER SHARE AND
                        PRO FORMA NET INCOME PER SHARE
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

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                                                          PRIMARY                      FULLY DILUTED
                                                 THREE MONTHS ENDED JUNE 30,     THREE MONTHS ENDED JUNE 30,
                                                    1996             1995           1996             1995
                                                   ------           ------         ------           ------
Weighted average shares outstanding               20,683           13,903         20,683           13,903

Net dilutive effect of stock options-based
 on the treasury stock method using the
 IPO price until the effective date and
 average price thereafter for primary
 and ending price, if higher, for fully
 diluted                                             737            1,555            737            1,555

Effect of final S corporation distribution                          1,789                           1,789

Effect of common and common stock equivalent
 shares issued by the Company during the
 twelve month period immediately preceding
 the Company's initial public offering
 in November 1995, as if they were
 outstanding for all periods presented prior
 to the initial public offering, using the
 treasury stock method, as described above                            192                             192
                                                 -------          -------        -------          -------
Total shares                                      21,420           17,439         21,420           17,439
                                                 =======          =======        =======          =======
Net income                                       $ 3,856                         $ 3,856
                                                 =======                         =======
Net income per share                             $  0.18                         $  0.18
                                                 =======                         =======
Pro forma net income                                              $ 2,616                         $ 2,616
                                                                  =======                         =======
Pro forma net income per share                                    $  0.15                         $  0.15
                                                                  =======                         =======

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